Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement (“Agreement”) dated and effective as of March 10, 2017, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”), and Partners Group Private Income Opportunities, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, pursuant to the terms of the Company’s Governing Documents (as defined herein), the Company is authorized to offer its membership interests in the Company, which interests are expressed in terms of shares of limited liability company interests (the “Shares”) to certain eligible investors and to invest the proceeds from such offering in accordance with the investment objectives and restrictions set forth in its Prospectus (as defined herein);

WHEREAS, the Company is a closed-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to retain the Transfer Agent to furnish certain transfer agency services to the Company, and the Transfer Agent is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1
Appointment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Company’s authorized and issued Shares, dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of the Company and set out in the currently effective Prospectus of the Company, including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Company and the Transfer Agent, the Transfer Agent shall:

(i)
Receive orders for the purchase of Shares from the Company, and promptly deliver payment and appropriate documentation thereof to the custodian of the Company as identified by the Company (the “Custodian”);

(ii)	Pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)	process tender offers for the repurchase of Shares and deliver the appropriate documentation thereof to the Custodian;

(iv)
with respect to the transactions in items (i) and (iii) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Company who shall thereby be deemed to be acting on behalf of the Company;

(v)
at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Company or the Shareholders who have tendered Shares for repurchase; and

(vi)
process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Company.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)
Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder reports to current Shareholders, maintaining on behalf of the Company such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information. Upon the Company’s request, the Transfer Agent will provide to the Company or a third party designated by the Company such records related to this Agreement as the Company may reasonably request.

(ii)	State Transaction (“Blue Sky”) Reporting. The Company shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)
Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). If a Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes and directs the Transfer Agent to escheat the assets in such lost Shareholder’s account to the U.S. state or territory in the Shareholder’s account registration.

(iv)
Escheatment Laws. Notwithstanding Section 1.3(iii), the Company shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)
Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to the Company’s banks for the settlement of transactions between the Company and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)
Performance of Certain Services by the Company or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Company and the Transfer Agent. If agreed to in writing by the Company and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Company or its agent may perform these services on the Company’s behalf.

(vii)
E-delivery Services. Upon the request of the Company, the Transfer Agent shall provide Shareholders with copies of their account statements and transaction confirmations electronically rather than through the U.S. mail (the “e-Delivery Services”). The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(viii)” entitled “e-Delivery Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(viii), the Company agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(viii)
Shareholder Account Electronic Access Services. Upon the request of the Company, the Transfer Agent shall provide Shareholders with electronic access to their account balance and transaction history information. The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(ix)” entitled “Shareholder Account Electronic Access Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(ix), the Company agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(ix)
Financial Intermediary Electronic Access Services. Upon the request of the Company, the Transfer Agent shall provide certain broker-dealers, third-party record keepers or similar service providers of the Company’s Shareholders (individually a “Financial Intermediary” and collectively the “Financial Intermediaries”) with electronic access to the account balance and transaction history information of the Shareholders. The parties agree to the services and terms as stated in the attached schedule “Schedule 1.3(x)” entitled “Financial Intermediary Electronic Access Services” that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(x), the Company agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

1.4
Authorized Persons. The Company hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Company and as may be amended from time to time, in receiving instructions to issue or redeem/repurchase the Shares. The Company, agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it shall be effectuated pursuant to the Company’s then-effective Prospectus, and the Company or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5
Anti-Money Laundering and Client Screening. With respect to the Company’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Company or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Company shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6
Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Company, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Company to notify the Transfer Agent of the obligations imposed on the Company, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7
Regulation GG. The Company represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Company is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.

2.	FEES AND EXPENSES

2.1
Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Company agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.	DELIVERY OF DOCUMENTS

The Company will promptly deliver to the Transfer Agent copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s formation and governing documents (i.e., certificate of formation and limited liability company agreement) and all amendments thereto (the “Governing Documents”);

b.	The Company’s most recent Prospectus and Statement of Additional Information, including any updates or amendments thereto (collectively, the “Prospectus”);

c.	A certificate or resolution of the Company’s board of managers certifying the authorization of the Company to enter into this Agreement;

d.
A certificate of the Company's officers certifying authorization of certain individuals on behalf of the Company to (1) give instructions to the Transfer Agent pursuant to this Agreement and (2) sign checks and pay expenses; and

e.	Such other certificates, documents or opinions which the Transfer Agent may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Company that:

4.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

4.2
It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and will remain so registered for the duration of this Agreement, and it will promptly notify the Company in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

4.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Transfer Agent that:

5.1	It is duly organized, existing and in good standing under the laws of its state of formation.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite proceedings have been taken to authorize the Company to enter into, perform and receive services pursuant to this Agreement.

5.4
Where information provided by the Company or the Company’s investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

6.	DATA ACCESS SERVICES

6.1
The Company acknowledges that the databases (excluding the content and data maintained in such), computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by the Transfer Agent as part of the Company’s ability to access certain Company-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Company. The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. The Company agrees for itself and its officers and agents, to:

(i)
use such programs and databases solely on the Company’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Company and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)
refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)
refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Company’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent; for the avoidance of doubt, investor reports/statements generated from the Transfer Agent’s portal, which are accessible by or made available to the Company, shall not be considered “Proprietary Information” for purposes of this Agreement;

(v)	allow the Company or such agents to have access only to those authorized transactions agreed upon by the Company and the Transfer Agent;

(vi)
honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2
Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3
If the Company notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4
If the transactions available to the Company include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1
The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, bad faith or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2
In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2018 and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis. In no event shall either party be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1
The Transfer Agent shall not be responsible for, and the Company shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)
all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	the Company’s breach of any representation, warranty or covenant of the Company hereunder;

(iii)	the Company’s lack of good faith, gross negligence or willful misconduct;

(iv)
reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Company, and which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Company or its officers, or the Company’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Company with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)
the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)
the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Company’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Company or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)
any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including reasonable legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2
At any time the Transfer Agent may apply to any officer of the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.3
In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Company may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Company of such assertion, and shall keep the Company advised with respect to all material developments concerning such claim. The Company shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify the Transfer Agent except with the Company’s prior written consent which shall not be unreasonably withheld.

9.	ADDITIONAL COVENANTS OF THE COMPANY AND THE TRANSFER AGENT

9.1
Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.2
Records. The Transfer Agent agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 11. The Transfer Agent further agrees that all records that it maintains for the Company will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

10.	CONFIDENTIALITY AND USE OF DATA

10.1
All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business, operations and records shall be treated as confidential. Subject to Section 10.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.2
(i)   In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 10.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii)   Subject to paragraph (iii) below, the Transfer Agent and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Company and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Company, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Company otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Transfer Agent and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Company. The Company agrees that the Transfer Agent and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Transfer Agent’s compensation for services under this Agreement or such other agreement, and the Transfer Agent and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Company.

(iii)   Except as expressly contemplated by this Agreement, nothing in this Section 10.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.3
The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.4
The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending one year from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Company, the Company shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Company’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Company (or its respective successor), the Company shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Company) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Company’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Company and distribution of the Company’s assets as a result of the Company’s determination in its reasonable business judgment that the Company is no longer viable, (b) a merger of the Company into, or the consolidation of the Company with, another entity, or (c) the sale by the Company of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Company (or its respective successor) on substantially the same terms as this Agreement.

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Company, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Company. Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Company, subcontract for the performance hereof with: (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”), or (ii) a BFDS subsidiary or affiliate, or (iii) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Company for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by the parties.

14.2
Massachusetts Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

14.3
Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4
Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors, managers and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5
Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6
Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7
Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8
Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

14.9
Merger of Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

14.11
Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12
Notices.   All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transfer Agent, to:

State Street Bank and Trust
Transfer Agency
Attention: Compliance
100 Huntington Ave
Copley Place Tower 2, Floor 3.
Boston, MA 02116

With a copy to:

STATE STREET BANK AND TRUST COMPANY
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02111
Attention: Senior Vice President and Senior Managing Counsel

(b)	If to the Company, to:

c/o PARTNERS GROUP (USA) INC.
1114 Avenue of the Americas, 37th floor
New York, NY 10036
Attention: Executive Office
Re: Material Notice, Partners Group Private Income Opportunities, LLC

Facsimile: (212) 908-2601
Telephone: (212) 908-2600

with a copy to:

Partners Group AG
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention: Executive Office
Re: Material Notice, Partners Group Private Income Opportunities, LLC

Facsimile: +41 41 768 85 58
Telephone: +41 41 768 85 85

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
	Name:	Andrew Erickson
	Title:	Executive Vice President

PARTNERS GROUP PRIVATE INCOME OPPORTUNITIES, LLC

By:	/s/ Robert Collins
Name:	Robert Collins
Title:	President

By:	/s/ Justin Rindos
Name:	Justin Rindos
Title:	CFO

Schedule 1.3(viii)
e-Delivery Services
Dated: March 10, 2017

1.	e-Delivery Services

1.1
As directed by the Company and subject to the terms of this Schedule 1.3(viii), State Street agrees to provide Shareholders with electronic access to such Shareholder’s account balance and transaction history information (the “e-Delivery Services”).

1.2	State Street will provide the e-Delivery Services through a third party service provider retained by State Street (“Vendor”).

(a)
State Street’s Vendor at the inception of this Agreement shall be DST Output East LLC (“DSTO”) pursuant to a “Services Agreement” between State Street and DSTO dated as of July 14, 2004, as amended, modified or supplemented from time to time (“DSTO Agreement”). The DSTO Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 14.4 of the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Section 10 of the Agreement. In the event the DSTO Agreement shall terminate for any reason, State Street agrees to provide prompt notice to the Company of any such termination and State Street agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by State Street and is operational, the e-Delivery Services shall be suspended. If a replacement Vendor cannot be identified or retained, the e-Delivery Services and this Schedule shall terminate.

(b)
The e-Delivery Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the Company and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the e-Delivery Services, Shareholder access to or use of such e-Delivery Services requires Shareholder or user to "accept" various terms and conditions, State Street acknowledges that such terms and conditions are "accepted" by Shareholder or user or their designee in order to access or use the e-Delivery Services and shall not be deemed to be “accepted” by the Company.

(c)
The Company represents and warrants that any Shareholder account, transaction and other information provided by the Company to State Street and/or the Vendor (either directly or through State Street) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)
In the event that (A) State Street or the Vendor believes in good faith that the Company or Shareholder has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) State Street or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and State Street and the Vendor may suspend e-Delivery Services with respect to such Shareholder immediately. Upon any event which may cause State Street to suspend e-Delivery Services as described in this Section 1.2(d), if reasonably practicable, State Street will provide notice to the Company thirty (30) business days prior to such suspension; provided, however, that if the Company takes such action as may be requested by State Street to eliminate such event, State Street shall not suspend its provision of e-Delivery Services, or, if its provision of e-Delivery Services has been suspended, shall reinstate the provision of e-Delivery Services hereunder.

1.3
State Street agrees that any Shareholder information received by State Street in connection with the E-Delivery Services is and shall remain the property of the Company and if not previously provided to the Company, will be returned to the Company by State Street following any termination of the E-Delivery Services by the Company, subject to record-keeping requirements to which State Street may be subject by law. State Street shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than State Street.

1.4
Neither State Street nor the Vendor shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the E-Delivery Services.

1.5
For purposes of the E-Delivery Services, except as otherwise expressly stated in this Schedule, State Street makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, E-Delivery Services, reports or analysis provided hereunder or by any third party. The provisions of this Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	The Company acknowledges and agrees that:

(a)	State Street is agreeing to provide the E-Delivery Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Company; and

(b)
State Street’s provision of E-Delivery Services hereunder is dependent upon the receipt by State Street of information, products and E-Delivery Services from third parties, including without limitation, the Vendor. The provisions of this Section 2 shall survive the termination of the Agreement.

3.	Cooperation; Reliance on Information

3.1
The Company acknowledges and understands that State Street's ability to provide the E-Delivery Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Company and State Street. The Company shall act in good faith to cooperate with State Street, to enable or assist State Street in performing any of the E-Delivery Services. State Street shall act in good faith to cooperate with the Company in performing the E-Delivery Services.

3.2
In the course of discharging its duties hereunder and subject to Section 3.3, State Street may act in reasonable reliance on the data and information provided to it by or on behalf of the Company or by any persons authorized by the Company including, without limitation, any Shareholder.

3.3
Except as expressly stated otherwise in this Schedule1.3(viii), State Street shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by the Company, any persons authorized by the Company including, without limitation, any Shareholder, and shall be without liability for any losses or damages suffered or incurred by any person as a result of State Street having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	E-Delivery Services - Intellectual Property

4.1
The Company acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by State Street, the Shareholders, the Vendor and any other third party service provider to comply with or provide E-Delivery Services under this Schedule 1.3(viii) are and shall remain the property of such party. Neither the Company nor any Shareholder shall itself, or permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with State Street, the Vendor, any Shareholder or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use.

4.2
State Street represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid right to provide the E-Delivery Services; (ii) the E-Delivery Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to provide and are providing the E-Delivery Services to State Street for use by the company hereunder.

Schedule 1.3(ix)
Shareholder Account Electronic Access Services
Dated: March 10, 2017

1.	Access Services

1.1
As directed by the Company and subject to the terms of this Schedule 1.3(ix), State Street agrees to provide Shareholders with electronic access to such Shareholder’s account balance and transaction history information (the “Access Services”).

1.2	State Street will provide the Access Services through a third party service provider retained by State Street (“Vendor”).

(a)
State Street’s Vendor as of the date of this Amendment shall be Envision Financial Systems (“ENFS”) pursuant to a “Software License and Service Agreement” between State Street and ENFS dated February 5, 2004, as amended, modified or supplemented from time to time (“ENFS Agreement”). The ENFS Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 14.4 of the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Section 10 of the Agreement. In the event that the ENFS Agreement shall terminate for any reason, State Street agrees to provide prompt notice to the Company of any such termination and State Street agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by State Street and is operational, the Access Services shall be suspended. If a replacement Vendor cannot be identified or retained, the Access Services and this Schedule shall terminate.

(b)
The Access Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the Company and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the Access Services, Shareholder access to or use of such Access Services requires Shareholder or user to "accept" various terms and conditions, State Street acknowledges that such terms and conditions are "accepted" by Shareholder or user or their designee in order to access or use the Access Services and shall not be deemed to be “accepted” by the Company.

(c)
The Company represents and warrants that any Shareholder account, transaction and other information provided by the Company to State Street and/or the Vendor (either directly or through State Street) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)
In the event that (A) State Street or the Vendor believes in good faith that the Company or Shareholder has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) State Street or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and State Street and the Vendor may suspend Access Services with respect to such Shareholder immediately. Upon any event which may cause State Street to suspend Access Services as described in this Section 1.2(d), if reasonably practicable, State Street will provide notice to the Company thirty (30) business days prior to such suspension; provided, however, that if the Company takes such action as may be requested by State Street to eliminate such event, State Street shall not suspend its provision of Access Services, or, if its provision of Access Services has been suspended, shall reinstate the provision of Access Services hereunder.

1.3
State Street agrees that any Shareholder information received by State Street in connection with the Access Services is and shall remain the property of the Company and if not previously provided to the Company, will be returned to the Company by State Street following any termination of the Access Services by the Company, subject to record-keeping requirements to which State Street may be subject by law. State Street shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than State Street.

1.4
Neither State Street nor the Vendor shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the Access Services.

1.5
For purposes of the Access Services, except as otherwise expressly stated in this Schedule, State Street makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, Access Services, reports or analysis provided hereunder or by any third party. The provisions of this Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	The Company acknowledges and agrees that:

(a)	State Street is agreeing to provide the Access Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Company; and

(b)
State Street’s provision of Access Services hereunder is dependent upon the receipt by State Street of information, products and Access Services from third parties, including without limitation, the Vendor. The provisions of this Section 2 shall survive the termination of the Agreement.

3.	Cooperation; Reliance on Information

3.1
The Company acknowledges and understands that State Street's ability to provide the Access Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Company and State Street. The Company shall act in good faith to cooperate with State Street, to enable or assist State Street in performing any of the Access Services. State Street shall act in good faith to cooperate with the Company in performing the Access Services.

3.2
In the course of discharging its duties hereunder and subject to Section 3.3, State Street may act in reasonable reliance on the data and information provided to it by or on behalf of the Company or by any persons authorized by the Company including, without limitation, any Shareholder.

3.3
Except as expressly stated otherwise in this Schedule, State Street shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by the Company, any persons authorized by the Company including, without limitation, any Shareholder, and shall be without liability for any losses or damages suffered or incurred by any person as a result of State Street having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	Access Services - Intellectual Property

4.1
The Company acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by State Street, the Shareholders, the Vendor and any other third party service provider to comply with or provide Access Services under this Schedule are and shall remain the property of such party. Neither the Company nor any Shareholder shall itself, or permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with State Street, the Vendor, any Shareholder or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use.

4.2
State Street represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid license to the Access Services; (ii) the Access Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to license and has licensed the Access Services to State Street for use by the Company hereunder.

Schedule 1.3(x)
Financial Intermediary Electronic Access Services

1.	Intermediary Access Services

1.1
As directed by the Company and subject to the terms of this Schedule 1.3(x), the Transfer Agent agrees to provide Financial Intermediaries with electronic access to the Shareholder’s account balance and transaction history information (the “Intermediary Access Services”).

1.2	The Transfer Agent will provide the Intermediary Access Services through a third party service provider retained by the Transfer Agent (“Vendor”).

(a)
The Transfer Agent’s Vendor as of the date of this Agreement shall be Envision Financial Systems (“ENFS”) pursuant to a “Product and Intermediary Access Services Agreement” between the Transfer Agent and ENFS dated September 2007, as amended, modified or supplemented from time to time (“ENFS Agreement”). The ENFS Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 14.4 of this Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Section 10 of this Agreement. In the event that the ENFS Agreement shall terminate for any reason, the Transfer Agent agrees to provide prompt notice to the Company of any such termination and the Transfer Agent agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by the Transfer Agent and is operational, the Intermediary Access Services shall be suspended. If a replacement Vendor cannot be identified or retained, the Intermediary Access Services and this Schedule shall terminate.

(b)
The Intermediary Access Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the Company and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the Intermediary Access Services, access to or use of such Intermediary Access Services requires a Financial Intermediary or user to "accept" various terms and conditions, the Transfer Agent acknowledges that such terms and conditions are "accepted" by a Financial Intermediary or user or their designee in order to access or use the Intermediary Access Services and shall not be deemed to be “accepted” by the Company.

(c)
The Company represents and warrants that any Shareholder account, transaction and other information provided by the Company to the Transfer Agent and/or the Vendor (either directly or through the Transfer Agent) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)
In the event that (A) the Transfer Agent or the Vendor believes in good faith that the Company or Financial Intermediary has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) the Transfer Agent or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and the Transfer Agent and the Vendor may suspend Intermediary Access Services with respect to such Financial Intermediary immediately. Upon any event which may cause the Transfer Agent to suspend Intermediary Access Services as described in this Section 1.2(d), if reasonably practicable, the Transfer Agent will provide notice to the Company thirty (30) business days prior to such suspension; provided, however, that if the Company takes such action as may be requested by the Transfer Agent to eliminate such event, the Transfer Agent shall not suspend its provision of Intermediary Access Services, or, if its provision of Intermediary Access Services has been suspended, shall reinstate the provision of Intermediary Access Services hereunder.

1.3
The Transfer Agent agrees that any Shareholder information received by the Transfer Agent in connection with the Intermediary Access Services is and shall remain the property of the Company and if not previously provided to the Company, will be returned to the Company by the Transfer Agent following any termination of the Intermediary Access Services by the Company, subject to record-keeping requirements to which the Transfer Agent may be subject by law. The Transfer Agent shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than the Transfer Agent.

1.4
Neither the Transfer Agent nor the Vendor shall be obligated to file any forms or information with any regulator or enter into any agreement with the Financial Intermediaries or other persons in connection with the Intermediary Access Services.

1.5
For purposes of the Intermediary Access Services, except as otherwise expressly stated in this Schedule, the Transfer Agent makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, Intermediary Access Services, reports or analysis provided hereunder or by any unaffiliated third party. The provisions of this Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	The Company acknowledges and agrees that:

(a)
The Transfer Agent is agreeing to provide the Intermediary Access Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Company;

(b)
The Transfer Agent’s provision of Intermediary Access Services hereunder is dependent upon the receipt by the Transfer Agent of information, products and Intermediary Access Services from third parties, including without limitation, the Vendor. The provisions of this Section 2 shall survive the termination of the Agreement; and

(c)
The Transfer Agent shall have no responsibility for the confidentiality and use of any Financial Intermediary’s user ID, login, password and other security data, methods and devices, including mobile devices. Any Financial Intermediary utilizing the Intermediary Access Services under this Schedule will be solely responsible for all information requests electronically transmitted using its password and other security data.

(d)
The Company shall have sole responsibility for obtaining Shareholder authorization of Financial Intermediary access to the information provided pursuant to the Intermediary Access Services described herein.

3.	Cooperation; Reliance on Information

3.1
The Company acknowledges and understands that the Transfer Agent's ability to provide the Intermediary Access Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Company and the Transfer Agent. The Company shall act in good faith to cooperate with the Transfer Agent to enable or assist the Transfer Agent in performing any of the Intermediary Access Services. The Transfer Agent shall act in good faith to cooperate with the Company in performing the Intermediary Access Services.

3.2
In the course of discharging its duties hereunder and subject to Section 3.3, the Transfer Agent may act in reasonable reliance on the data and information provided to it by or on behalf of the Company or by any persons authorized by the Company including, without limitation, any Shareholder.

3.3
Except as expressly stated otherwise in this Schedule, the Transfer Agent shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by the Company, any persons authorized by the Company including, without limitation, any Financial Intermediary, and shall be without liability for any losses or damages suffered or incurred by any person as a result of the Transfer Agent having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	Intermediary Access Services - Intellectual Property

4.1
The Company acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by the Transfer Agent, the Financial Intermediaries, the Vendor and any other third party service provider to comply with or provide Intermediary Access Services under this Schedule are and shall remain the property of such party. Neither the Company nor any Financial Intermediary shall itself, or permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with the Transfer Agent, the Vendor, any Financial Intermediary or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use.

4.2
The Transfer Agent represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid license to the Intermediary Access Services; (ii) the Intermediary Access Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to license and has licensed the Intermediary Access Services to the Transfer Agent for use by the Company hereunder.